EXHIBIT 99.2

To Form 8-K dated March 25, 2015

Seacoast Banking Corporation of Florida

Acquisition of Grand Bankshares, Inc.

March 26, 2015

8:30 AM Eastern Time

Company Participants:

Dennis S. Hudson, III, Chairman and Chief Executive Officer, Seacoast Banking Corporation of Florida

Charles K. Cross, Jr., Executive Vice President, Commercial Banking, Seacoast Banking Corporation of Florida

David Houdeshell, Executive Vice President and Chief Credit Officer, Seacoast Banking Corporation of Florida

Charles Shaffer, Executive Vice President, Community Banking, Seacoast Banking Corporation of Florida

Other Participants:

Taylor Brodarick, Vice President, Guggenheim Securities, LLC

Scott Valentin, Managing Director, FBR Capital Markets

Transcript:

Operator: Welcome to Seacoast’s special announcement conference call. My name is Eric, and I’ll be your operator for today’s call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Dennis Hudson, CEO of Seacoast Banking Corporation. Mr. Hudson, you may begin.

Dennis Hudson: Thank you very much, and welcome to the Seacoast’s Grand Bankshares Acquisition conference call.

Before we begin, I’d like to direct your attention to the statement contained at the end of our press release regarding forward statements. During our call we may be discussing certain issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act, and accordingly our comments are intended to be covered within the meaning of Section 27A of the Act.

With me today is Chuck Cross, our Accelerate Commercial Banking Business Leader, as well as our Community Banking Business Leader Chuck Shaffer. Also joining us today is David Houdeshell, our Chief Credit Officer.

We have posted the slide deck on our website, seacoastbanking.com, under the section titled Presentations. The slides we will use for this call are titled “Acquisition of Grand Bankshares.” We’ll be referring to those slides during our presentation.

Yesterday after the market closed, we announced our acquisition of Grand Bankshares, a $208 million organization and a 16-year-old organization institution in Palm Beach County, Florida. This acquisition will more than double our size in the important and attractive Palm Beach County market and will add an additional two offices to our existing three traditional branch offices in the county. One additional office will be consolidated with one of our offices. These two offices are less than a mile apart from each other.

We are also pleased that Russell Greene, who leads Grand as CEO, will be joining Seacoast as our EVP and Palm Beach County Market Executive. Russell has operated in this market for many, many years, is one of the most respected and most well known and most knowledgeable bankers in the area, and we look forward to working with Russell to grow our combined franchise in the important Palm Beach County market.

We are now one of the largest local banks in Palm Beach County, a market that is experiencing tremendous rebound, aided by the tremendous growth coming out of South Florida.

As we described on page 3 of the deck, the transaction was structured with stock and a small amount of cash. The cash, which totals around $1.5 million, will redeem the Class B Preferred holders at par, and the stock, totaling around $14.7 million, will be exchanged for common shares and convertible Class A Preferred shares. The common consideration is based on a fixed exchange ratio. The transaction proceeds, both cash and stock, equate to pricing of around 108% of tangible book and a core deposit premium of around 1.2%.

We expect this transaction to be modestly accretive to our tangible book value at closing and around 5% accretive to our earnings per share in 2016. We also expect it to be accretive to our earnings per share and 2015, excluding any one time merger charges. Merger charges are estimated to be around $3.5 million before tax. Closing is expected to occur in the third quarter of this year.

As I said, Grand Bank and Trust has been around for over 16 years, is $208 million in size, with a strong deposit portfolio. Transaction accounts total around 29% of total deposit and their cost of deposits in the most recent quarter was around 37 basis points, so a very valuable deposit base and a nice complement to our overall funding base.

Their loan portfolio is around $127 million in size. We conducted thorough diligence on the portfolio and have estimated a pretax loan credit mark of around $4.5 million, offset against their current loan loss reserve, which totals $3.7 million. The loan portfolio yield was 3.64% over the past year, and their focus on commercial real estate and commercial lending continues to move our mix of loans in the right direction.

We have assumed reasonable and achievable cost savings given our existing presence in the market and a small overlap, allowing us to consolidate one office. We have also assumed no revenue synergies and we have assumed some fairly rapid decay rates for both loans and deposits, so we feel very confident that we’ll be able to produce the earnings accretion that we’ve advertised.

So, to sum it up, we’re thrilled with the opportunity to achieve meaningful progress in expanding our reach and our mass in one of the most important and valuable markets on the Eastern Seaboard of the United States. Pricing is reasonable, and provides both shareholder groups with very nice upside potential, and our estimates around earnings accretion are based on very conservative assumptions.

As you know, our focus over the past few quarters has been, and remains, to achieve marked improvement in earnings results. We believe this transaction is aligned with that goal, and will contribute to the bottom line starting in the second half of this year. Moreover, it expands our customer base in one of the most attractive market in the United States, contributing to real growth and value for our shareholders.

We’ll now pause and would be pleased to take a few questions, if there are any, so I’m going to turn the call back over to the operator. Thank you.

Operator: Thank you. We will now begin the question-and-answer session. (Operator instructions.)

Our first question comes from Scott Valentin from FBR. Scott, please go ahead.

Scott Valentin: Thank you, operator, and good morning, everyone.

Dennis Hudson: Good morning.

Scott Valentin: Just a couple quick questions. One, can you explain… on the credit quality, it shows a high level of NPLs, but very little in non-current loans. Just wondering if that’s a certain asset class that Grand Bank focused on, or what that is.

Dennis Hudson: I guess it would suffice to say that they have a number of loans that have been placed in the non-performing categories that are performing. I would say these represent older loans that were stressed during the downturn that fortunately continue to actually perform. It’s just an unusual circumstance. The numbers are quite small, as you can see. It doesn’t take much to add up to those numbers. So no real unusual color I would say around that. It’s something we dealt with in our portfolio over the last several years as well.

Scott Valentin: Okay. Thank you. Then just you mentioned closing one branch of the three; there’s some overlap there, so at least one branch closure of the pro-forma organization. And their efficiency ratio, like a lot of small banks, obviously, with the regulatory costs being what they are, tough to drive efficiency ratio down in a small bank. Can you talk about maybe, you mentioned cost savings, have you tried to size those yet, and maybe talk about where else, aside from branch closure, you see opportunities?

Dennis Hudson: Well, if you think about it from our perspective, the net pick up in overhead after all the smoke clears would be two branches. I think we have sufficient capacity to absorb a lot of the process work and so forth inside the existing franchise that exists in that community. We’ll also, obviously, be picking up some additional cost outs related to some of the key personnel in the organization, and so the cost outs are probably more significant than one might think in that sense.

Having said that, again the numbers are small, and we look forward to integrating, as we go through the integration between now and sometime in the third quarter of this year. We’re going to be very careful and try to onboard as many of their staff as we can in many of the open positions that exist within our franchise. So it’s a great opportunity for their staff to expand their opportunities and it’s also a cost savings opportunity when you put the two banks together. So, again, nothing terribly unusual or remarkable, but just think of it as a net addition of two offices.

Scott Valentin: Okay. One final question, I know Seacoast has been moving towards, or focused on commercial lending strategy, and obviously the portfolio at Grand Bank is mostly commercial real estate and multi-family and C&I. But just wondering, can you talk about maybe the infrastructure you’re getting with the lending teams that are focused and how does that add to Seacoast’s strategy?

Dennis Hudson: They have a small lending team. We have met some of those folks and we’re impressed, and we look forward to working with them as we go forward. But again, it’s a very small organization, a small number of folks focused in that area; I think two or three.

Charles Cross: Yes. This is Chuck Cross. Remember, we’re buying $127 million in loans and adding that to a commercial loan book of $1.1 billion, so it’s less than 10%, so it’s relatively small compared to the combined unit.

Scott Valentin: Okay. All right. Thanks very much.

Dennis Hudson: I think one of the important things, though, to remember is while the bank’s been around a number of years, many of the folks that are working there have been around the market for their entire career. So we’re really excited to work with some of the people in the organization, and in particular Russell Greene, who leads that company. Russell spent just about his entire career in the market, he’s been well known to us and our people and we look forward to working with him over the next few years.

Operator: And our next question comes from Taylor Brodarick from Guggenheim. Taylor, please go ahead.

Taylor Brodarick: Great. Thank you. A couple market questions, Denny. I saw a media report this week talking about the solid growth in high net worth people into Florida in the last year, and I would assume some of them would traffic, obviously, in this market. I was curious if Grand or you had any sense how many are potential banking customers or have relationships outside the state?

Dennis Hudson: Well, first of all, I would just say that the economy in Florida is back in a strong way, particularly in the metro areas, and we’re seeing incredible opportunity and growth in the metro areas that we have exposure to, including Palm Beach County. I would say the population transfer and movement into Florida is not back to the all-time high that we saw before the downturn, but it is approaching numbers that are darned respectable, and that’s been a very big turnaround in the last couple of years. This season, I’ve been saying for the last three or four years that things have gotten better every season, but I think it would be fair to say for those of us sitting around the table that this has been remarkably better.

Any comment on that?

Charles Shaffer: No. It was a significant season, and when you look at where the footprint of Grand is in Palm Beach County and think about the migration, particularly from the Northeast, there’s probably no better market than Palm Beach County in that regard, particularly from high net worth type individuals. So we are looking tremendously forward to the ability to compete and attract that type of customer base in what is probably one of the best markets in the entire state.

Taylor Brodarick: Great. So it sounds like I can say this market had been on your radar to get bigger and it was sort of a bonus that you’re able to execute an accretive deal. Is that probably why it may be moved to the top of the list, as opposed to maybe some other metro expansion in other markets?

Dennis Hudson: Yes, and also given that we already had some presence there. We’ve talked about the branches we have there, but we also have a good number of people there. Chuck, you may want to just comment on the commitment we’ve made to the Palm Beach County market over particularly the last year and a half or so.

Charles Cross: Yes, we have two commercial banking teams, one in Palm Beach Gardens and one in Boca Raton, that even with limited brick-and-mortar have been gaining new customers that are both loan and deposit customers, because not all businesses need to have brick-and-mortar to do their deposits. A lot of it is remote deposit capture.

Taylor Brodarick: Okay. Thank you both. Appreciate it.

Charles Shaffer: Yes. And I would encourage you, too, there’s a slide in the deck on Palm Beach County and some of the metrics there. If you take a moment to take a look at it, North Palm Beach is one of our fastest growing markets in the entire franchise, as well as it’s the second highest per capita income. It has a number of very recognizable employers and it’s one of the strongest housing markets. So if you take a moment to take a look through that you’ll see the way we’re thinking through this.

Dennis Hudson: Yes, we love the Palm Beach County market. We would like to get a lot larger in that market. It’s obviously very tight and connected to the largest part of our franchise in terms of branches and in terms of dollars. A great market. We also like, obviously, the Orlando/Space Coast market, where we last year dramatically improved our position. The exciting thing for me is all of this is occurring for us just as the economy underneath those markets is starting to really grow in a meaningful way. We’re looking forward to continued growth and business, particularly in those markets.

Operator: And we have no further questions at this time.

Dennis Hudson: Great. Well, thank you all for attending this morning, and we look forward to talking with you in April as we discuss our first quarter results. Thank you.

Operator: Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.

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